Exhibit 23.5

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

The Board of Directors
Flex Products, Inc.

      We consent to the incorporation by reference in the registration statement on Form S-3 of JDS Uniphase Corporation of our report dated November 26, 1997, with respect to the balance sheet of Flex Products, Inc. as of November 2, 1997, and the related statements of operations, stockholders' equity, and cash flows for the years ended November 2, 1997 and November 3, 1996, which report appears in the Form 8-K/A of JDS Uniphase Corporation dated November 30, 1999, and to the reference to us under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Francisco, California
January 5, 2000